EXHIBIT 10.6

ASSIGNMENT AGREEMENT

THIS AGREEMENT is dated as of December 9, 2005 by and between Mogul Energy Ltd., a corporation organized and existing under the laws of the Province of British Columbia Canada (“Mogul”) and TransPacific Petroleum Corp., a corporation organized and existing under the laws of the Province of British Columbia, Canada (“TransPacific”).

WHEREAS, Mogul and TransPacific had entered into a binding agreement dated April 14, 2005 (the “Binding Agreement”), a copy of which is attached hereto as Exhibit A, for the exploration, development and production of hydrocarbons in the area covered by the Lease (the “Contract Area”) and for the acquisition of additional crown and free-hold lands in the proximity of the Contract Area; and

WHEREAS, Mogul and Avir Enterprises Ltd. (“Avir”) entered into an Option dated April 16, 2005 (the “Option”), a copy of the Agreement is attached as Exhibit B hereto, for Mogul to Acquire P&NG Rights of Aivr’s Saskatchewan P&NG Lease PN 46794 (the “Lease”), , a copy of the Lease is attached hereto as Exhibit C;

WHEREAS, by Transfer Agreement dated June 2, 2005 (the “Transfer Agreement”), a copy of which is attached hereto as Exhibit D, Avir transferred to Transpacific as to 25% and Mogul as to 75%, 100% of its interest in the Lease; and

WHEREAS, Mogul and Mogul Energy International, Inc., a corporation organized and existing under the laws of the state of Delaware, USA (“MEI”) entered into a farm-out agreement dated November 8, 2005 (the “MEI Farm-Out Agreement”), a copy of which is attached hereto as Exhibit E;

WHEREAS, the parties hereto deem it to be in their respective best interest to supplement the Binding Agreement so as to acknowledge the MEI Farm-in Agreement and to amend the Binding Agreement to reflect MEI’s assigned interest in the Lease.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants set forth herein and other and good consideration the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.    Subject to MEI’s acceptance of the terms of this Assignment and of the Binding Agreement as amended and supplemented hereby, MEI shall be deemed a party to the Binding Agreement as contemplated by Section 11 thereof, provided that:

2.    MEI agrees that, in return for its earning of a 50% interest in the project, MEI will be responsible for the payment of one hundred (100%) percent of all expenses, costs of drilling, testing and completion or abandonment of the Fairlight 5-2-11-32 W1M exploratory well, all production facilities, field offices, the acquisition of the crown and freehold lands and seismic in the general area.

3.    Consequently, the parties hereto acknowledge that the interests of the Mogul, Transpacific and MEI in and to the Lease for all purposes contemplated by the Binding Agreement shall become as follows:

MEI:	50% working interest;

Mogul:	25% carried working interest; and

Transpacific:	25% carried working interest

4.    Upon the completion and equipping or abandonment of the Fairlight 5-2 11-32 W1M exploratory well, the acquisition of the crown and freehold lands and seismic, MEI, Transpacific and Mogul will each be responsible for any further investments in accordance with their respective Participation Interests.

5.    Except as supplemented and amended hereby the provisions of the Transpacific Joint Venture Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed and accepted as of the dates set forth below.

Mogul Energy Ltd.		Dated: December 9, 2005

By:	/s/ Parvez Tyab
Parvez Tyab, President

TransPacific Petroleum Corp.		Dated: December 9, 2005

By:	/s/ Ghareeb Awad
Dr. Ghareeb Awad, President

Acceptance by Mogul Energy International, Inc.

The foregoing is agreed and accepted as of this 9th day of November, 2005.

Mogul Energy International, Inc.

By:	/s/ Naeem Tyab
Naeem Tyab, President